EXHIBIT 3.3

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TAYLOR CAPITAL GROUP, INC.

(Original Certificate of Incorporation Filed October 9, 1996;

Amended and Restated Certificate of Incorporation Filed July 1, 2002)

Taylor Capital Group, Inc., a corporation originally incorporated on October 9, 1996 and organized and existing under, and by virtue of, the General Corporation Law of the State of Delaware, as amended, does hereby certify that this Seconded Amended and Restated Certificate of Incorporation of the corporation (the “Certificate of Incorporation”) set forth below has been duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law, as amended (the “DGCL”).

FIRST: The name of the corporation is Taylor Capital Group, Inc.

SECOND: The corporation’s registered office in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business and the objects and purposes to be transacted, promoted and carried on are to engage in any lawful act or activity for which corporations may be organized under the DGCL.

FOURTH: The total number of shares of all classes of stock which the corporation shall have authority to issue is Twenty-Three Million (23,000,000), consisting of (a) Eighteen Million (18,000,000) shares of Common Stock, par value $0.01 per share (“Common Stock”), and (b) Five Million (5,000,000) shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), with the rights and preferences designated in Part B below.

The designations, powers, preferences and relative participating, optional or other special rights of the Common Stock and the Preferred Stock, and the qualifications, limitations or restrictions thereof, are as follows:

A. COMMON STOCK

1. Voting. Except as otherwise provided by law, each share of Common Stock shall entitle the holder thereof to one vote in any matter which is submitted to a vote of stockholders of the corporation.

2. Dividends. Subject to the express terms of the Preferred Stock outstanding from time to time, such dividend or distribution as may be determined by the Board of Directors of the corporation may from time to time be declared and paid or made upon the Common Stock out of any source at the time lawfully available for the payment of dividends.

3. Liquidation. The holders of Common Stock shall be entitled to share ratably upon any liquidation, dissolution or winding up of the affairs of the corporation (voluntary or involuntary), all assets of the corporation which are legally available for distribution, if any, remaining after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock of the preferential amounts, if any, to which they are entitled.

4. Purchases. Subject to any applicable provisions of this Article FOURTH, the corporation may at any time or from time to time purchase or otherwise acquire shares of its Common Stock in any manner now or hereafter permitted by law, publicly or privately, or pursuant to any agreement.

B. PREFERRED STOCK

1. Designation. Subject to the other provisions of this Certificate of Incorporation, the Board of Directors is expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such designations, powers, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such shares as may be permitted by law.

2. Voting Rights.

(a) Holders of shares of Preferred Stock shall have no voting rights, either general or special, except as expressly provided by applicable law or as specified in Section 2(b) below.

(b) (i) With respect to each and any class or series of Preferred Stock designated by the Board of Directors pursuant to Section B.1. above (in each case, a “Designated Series”), if a Voting Event (as defined below) occurs, the number of members of the Board of Directors automatically shall be increased by one and the holders of shares of such Designated Series, voting separately as a class with the holders of shares of any one or more other Designated Series entitled to vote upon the occurrence of such Voting Event, shall be entitled commencing at the corporation’s next annual meeting of stockholders, unless prior thereto such Voting Event has been terminated, to cast one vote per share of such Designated Series for the election of one additional director of the corporation, with the remaining directors of the corporation to be elected by the holders of the shares of any other class or classes or series of stock entitled to vote therefor. Until such Voting Event has been terminated, any director who has been elected as described in this Section 2(b) by the holders of shares of such Designated Series may be removed at any time, with or with or without cause, only by the affirmative vote of the holders of the shares at the time entitled to cast a majority of the votes entitled to be cast for the election of any such director at a special meeting of such holders called for that purpose, and any vacancy thereby created may only be filled by the vote of such holders. If and when such Voting Event has been terminated, the holders of shares of such Designated Series then outstanding and so authorized will be divested of the foregoing special voting rights, subject to revesting upon further occurrence of a Voting Event. Upon termination of such Voting Event, the terms of office of any person who may have been elected a director by vote of the holders of shares of such Designated Series and such other series of Preferred Stock pursuant to the foregoing special voting rights will immediately terminate.

(ii) A “Voting Event” shall be deemed to have occurred with respect to a Designated Series in the event that dividends payable on any share or shares of such Designated Series shall not be declared and paid at the stated rate for the equivalent of eight full quarterly Dividend Periods (whether or not consecutive). A Voting Event shall be deemed to have been terminated when all such dividends in arrears have been declared and paid or declared and set apart for payment in full, subject always to the revesting of the rights of holders of such Designated Series voting as a class with the holders of any other Preferred Stock to elect a director as provided above in the event of any future failure on the part of the corporation to pay dividends at the stated rate for any eight full quarterly Dividend Periods (whether or not consecutive).

C. MISCELLANEOUS

1. Issuance of Stock. Shares of capital stock of the corporation may be issued by the corporation from time to time, in accordance with the procedures set forth in the corporation’s By-laws, in such amounts and proportions and for such consideration (not less than the par value thereof in the case of capital stock having par value) as may be fixed and determined from time to time by the Board of Directors and as shall be permitted by law.

2. Unclaimed Dividends. Any and all right, title, interest and claim in or to any dividends declared by the corporation, whether in cash, stock or otherwise, which are unclaimed by the stockholder entitled thereto for a period of five years after the close of business on the payment date, shall be and shall be deemed to be extinguished and abandoned; and such unclaimed dividends in the possession of the corporation, its transfer agents or other agents or depositories, shall at such time become the absolute property of the corporation, free and clear of any and all claims of any persons whatsoever.

FIFTH: Board of Directors. The business and affairs of the corporation shall be managed by, or under the direction of, a board of directors. The number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution.

Each director shall be elected for a one-year term. At each annual meeting of the corporation’s stockholders, directors will be elected, by the holders of the shares entitled to vote generally in the election of directors, to succeed those directors whose terms are expiring. Except as hereinafter provided, a director shall hold office until the annual meeting of stockholders of the corporation in the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to such director’s prior death, resignation, retirement or removal from office. One or more directors may be removed from office, and a new director or directors may be elected to fill the vacancy or vacancies created by such removal, by a vote of stockholders at a meeting of stockholders called for that purpose.

Except as required by law, any stockholders agreement to which the corporation is a party or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors, other than those vacancies created by a vote of stockholders, and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the corporation shall have the right, voting separately by class or series, to elect one or more directors (each, a “Preferred Director”) at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto.

SIXTH: Stockholder Action. Any action required or permitted to be taken by the stockholders of the corporation shall be effected only at a duly called annual or special meeting of stockholders of the corporation and shall not be effected by consent in writing by the holders of outstanding stock pursuant to Section 228 of the DGCL or any other provisions thereof.

SEVENTH: A. Amendment of By-Laws. Except as otherwise provided in this Article SEVENTH, the Board of Directors of the corporation is authorized to adopt, amend or repeal the By-laws of the corporation, subject to applicable law and any applicable provisions in any resolution of the Board of Directors. The affirmative vote of the holders of a majority of the total outstanding voting stock of the corporation, present in person or represented by proxy, at any meeting of stockholders at which a quorum is present shall be required to amend, alter or repeal, or to adopt any provision inconsistent with, Sections 2.3, 2.6, 2.9, 3.2, 4.4, and 8.1(b) of the By-laws of the corporation, as amended.

B. Election of Directors. Elections of Directors need not be by written ballot unless the By-laws of the corporation shall so provide.

C. Meetings of Stockholders. Meetings of stockholders may be held within or without the State of Delaware, as the By-laws of the corporation may provide.

D. Books of Corporation. The books of the corporation may be kept at such place within or without the State of Delaware as the By-laws of the corporation may provide or as may be designated from time to time by the Board of Directors of the corporation.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: No Director or Board committee member of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director or Board committee member, provided that this Article NINTH shall not eliminate or limit the liability of a Director or Board committee member: (i) for any breach of the Director or Board committee member’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (or the corresponding provision of any successor act or law); or (iv) for any transaction from which the Director or Board committee member derived an improper personal benefit. No amendment, alteration or repeal of this Article NINTH shall apply to or have any effect on the rights of any individual referred to in this Article NINTH or with respect to acts or omissions of such individual occurring prior to such amendment, alteration or repeal. If the DGCL is amended after the effective date of this Article to further eliminate or limit, or to authorize further elimination or limitation of, the personal liability of directors or board committee members for breach of fiduciary duty as a director or board committee member, then the personal liability of a director or Board committee member to the corporation or its stockholders shall be eliminated or limited to the full extent permitted by the DGCL. For purposes of this Article, “fiduciary duty as a director” shall include any fiduciary duty arising out of serving at the request of the corporation as a director of another corporation, partnership, joint venture, trust or other enterprise, and “personally liable to the corporation” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise, and any liability to the corporation in its capacity as security holder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

TENTH: The Board of Directors reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon a stockholder herein are granted subject to this reservation.

IN WITNESS WHEREOF, the corporation has caused this Second Amended and Restated Certificate of Incorporation to be signed by its Chairman of the Board on [                        ], 2005.

TAYLOR CAPITAL GROUP, INC.

By:
Jeffrey W. Taylor
Chairman of the Board
c/o Cole Taylor Bank
9550 West Higgins Road
Rosemont, Illinois 60018